Exhibit 3.1
ARTICLES OF AMENDMENT
TO
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PENN NATIONAL GAMING, INC.
The first line of the preamble of the Second Amended and Restated Articles of Incorporation of Penn National Gaming, Inc. (the “Articles”) is hereby amended in its entirety to read as follows:
PENN Entertainment, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under the laws of the State of Pennsylvania, does hereby certify as follows:
Article 1 of the Articles is hereby amended in its entirety to read as follows:
(1)    The name of the Corporation is: PENN Entertainment, Inc.